EXHIBIT 99.1

              SYNTHETECH REPORTS SECOND QUARTER FISCAL 2006 RESULTS
              -----------------------------------------------------

Albany, Oregon, November 1, 2005 - Synthetech, Inc. (NZYM.PK) today announced financial results for the second quarter and first half of fiscal 2006, which ended September 30, 2005. Revenue for the second quarter of fiscal 2006 was $1.1 million, a 58% decrease compared to revenue of $2.5 million in the second quarter of fiscal 2005. Operating loss for the current quarter was $1.1 million, compared to an operating loss of $111,000 for the same period last year. Net loss for the quarter was $1.1 million, or $0.07 per share, compared to net loss of $103,000, or $0.01 per share, for last year's corresponding period.

For the first half of fiscal 2006, revenue of $2.2 million resulted in an operating and net loss of $2.2 million, or $0.15 per share. For the comparable period last year, revenue of $5.3 million resulted in an operating loss of $530,000 and a net loss of $515,000, or $0.04 per share. International sales were $1.2 million and $818,000 for the first half of fiscal 2006 and 2005, respectively. Quarterly fluctuations in the level of international revenue are project dependent and not reflective of any trend.

Cost of revenue and interest income for each of the second quarter and the first half of fiscal 2006 include a partial refund of prior year property taxes and related interest income of $201,000 and $31,000, respectively. Increases in research and development expenses for the second quarter and the first half of fiscal 2006, compared to the comparable periods of the prior year, reflect increases in the funding for new product development. Increases in selling, general and administrative expenses for the second quarter and first half of fiscal 2006, compared to the comparable periods of the prior year, reflect an accrual for approximately $110,000 relating to an executive employment agreement, and other increases in costs associated with being a public company.

Synthetech's cash, cash equivalents and marketable securities were $2.9 million at September 30, 2005, compared to $3.1 million at March 31, 2005. As of September 30, 2005, Synthetech's working capital was $6.3 million, compared to $8.2 million as of March 31, 2005.

                                Synthetech, Inc.
                       Condensed Statements of Operations
                                   (unaudited)

                                                        Three Months Ended                       Six Months Ended
                                                           September 30,                                September 30,
                                                 ----------------------------------      ---------------------------------
     (in thousands, except per share data)            2005               2004                 2005              2004
                                                 ---------------    ---------------      ---------------    --------------
Revenue                                                 $ 1,054            $ 2,531              $ 2,248           $ 5,272
Cost of revenue                                           1,322              1,956                2,855             4,427
                                                 ---------------    ---------------      ---------------    --------------
  Gross income (loss)                                     (268)                575                (607)               845

Research and development                                    197                158                  389               284
Selling, general and administrative                         670                528                1,241             1,091
                                                 ---------------    ---------------      ---------------    --------------
     Total operating expense                                867                686                1,630             1,375

                                                 ---------------    ---------------      ---------------    --------------
  Operating loss                                        (1,135)              (111)              (2,237)             (530)

Interest income                                              55                 10                   76                19
Interest expense                                            (1)                (2)                  (2)               (4)
                                                 ---------------    ---------------      ---------------    --------------

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     Loss before income taxes                           (1,081)              (103)              (2,163)             (515)

Income taxes                                                  -                  -                    -                 -

                                                 ---------------    ---------------      ---------------    --------------
Net loss                                              $ (1,081)            $ (103)             $(2,163)           $ (515)
                                                 ===============    ===============      ===============    ==============

Basic and diluted loss per share                       $ (0.07)           $ (0.01)             $ (0.15)          $ (0.04)
                                                 ===============    ===============      ===============    ==============

Commenting on the financial results, M. "Sreeni" Sreenivasan, President and CEO, said, "Our financial performance has been adversely affected by a competitive environment and low utilization of our large-scale reactors due to a shortage of orders in support of large-scale customer projects. Historically, large-scale customer projects have represented our main source of revenue. In spite of our recent results, Synthetech's pipeline of clinical projects remains robust, with about a dozen projects in mid- to late-stage clinical trials for which we are supplying key intermediates in addition to many other projects at earlier stages of the drug development cycle."

Mr. Sreenivasan added: "As indicated earlier, we expect the second half of the fiscal year to be an improvement over the first half. Customer inquires are encouraging and drug development activity appears to be increasing in our markets. Synthetech's order backlog has more than tripled at September 30, 2005, compared to March 31, 2005. We expect the majority of the September backlog will ship during the quarter ending December 31, 2005. Because the number of customer inquiries and projects has stretched the capacity of our research and development (R&D) department in Oregon, beginning October 1, 2005, we have engaged a contract research and manufacturing company located in India to provide seven experienced chemists and laboratory facilities. These chemists in India will supplement the eleven chemists who currently are active in Synthetech's domestic R&D operations. Currently, this R&D team in India is fully scheduled in support of customer projects. By means of this and other initiatives, we continue to seek to implement our growth strategy."

Management anticipates that Synthetech's revenue will continue to be volatile from period to period. Variability in Synthetech's level of revenue is based primarily on our participation in large-scale customer projects and the timing of shipments arising from these projects. Synthetech operates in a challenging business environment, characterized by the unpredictable dynamics and life cycle of pharmaceutical projects, which can lead to rapid fluctuations in the mix of projects and revenues. As the uncertainties inherent in drug development projects remain outside of Synthetech's control, it is difficult to predict the progress, timing and revenue potential of these projects.

ABOUT SYNTHETECH
Synthetech, Inc. is a fine chemicals company specializing in organic synthesis, biocatalysis and chiral technologies. Synthetech develops and manufactures amino acid derivatives, specialty amino acids, peptide fragments, and proprietary custom chiral intermediates primarily for the pharmaceutical and cosmeceutical industries. Synthetech's products support the development and manufacture of therapeutic peptides and peptidomimetic small molecule drugs at every stage of a customer's clinical development pipeline, and are used as ingredients in drugs for the treatment of AIDS, cancer, cardiovascular and other diseases, and in cosmeceuticals.

FORWARD-LOOKING STATEMENTS
This press release includes "forward looking" information (as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934), including, without

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limitation, statements regarding: future performance, growth, including implementation of our growth strategy and operating results of Synthetech; matters relating to drug development progress; and the expected timing of shipments of orders reflected in our backlog. Forward looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words "believe," "anticipate," "expect," "estimate," "project," "will be," "will continue," "will likely result," or words or phrases of similar meanings. Investors are cautioned that forward-looking statements involve risks and uncertainties, and various factors could cause actual results to differ materially from those in the forward-looking statements. The risks and uncertainties include, but are not limited to, the following: the uncertain market for products; the unpredictability of drug development progress, including regulatory approvals; potential loss of a significant customer; potential termination or suspension by customer of significant projects or cancellation of orders prior to shipment; production factors; and economic conditions and commercial factors affecting the fine chemicals industry. Investors are urged to read Synthetech's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2005, for a further description of risks and uncertainties related to forward-looking statements made by Synthetech as well as to other aspects of our business. Synthetech does not intend to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with respect to them or any change in events, conditions or circumstances on which any such statement is based.

MORE INFORMATION:          Web site: www.synthetech.com
                                    E-mail: investor@synthetech.com
                                            -----------------------

CONTACT:                   M. "Sreeni" Sreenivasan, President & CEO
                           Gary Weber, CFO
                           PO Box 646
                           Albany, Oregon  97321
                           541 967-6575